UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2015

I IN THE SKY INC.
 (Exact name of registrant as specified in its charter)

Nevada	333-192272	46-3366428
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

1315 5TH Street South, Hopkins MN  55313
 (Address of principal executive offices)

Registrant's Telephone Number, including area code:  (952) 278-9912

_________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 6, 2015, the Board of Directors accepted the resignations of Michael Staples and President, CEO, CFO and Treasurer, and Joel Tweeten as Secretary.  Mr. Staples and Mr. Tweeten will retain their positions as Directors.  Neither Mr. Tweeten nor Mr. Staples has expressed a disagreement with the registrant, known to an executive officer of the registrant, as defined in 17 CFR 240.3b-7, on any matter relating to the registrant's operations, policies or practices.

The Board of Directors appointed Liu Jun as President, Chief Executive Officer, Secretary and to the Board of Directors, effective immediately.  The Board of Directors appointed Peng Toa as Chief Technical Officer and to the Board of Directors, effective immediately.  There have been no transactions between Mr. Peng Tao and Mr. Liu Jun and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.  There are no family relationships between Mr. Peng Tao and Mr. Liu Jun any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Following is a brief description of the business experience of Mr. Peng Tao and Mr. Liu Jun:

Liu Jun
Mr. Liu Jun graduated from the Harbin Institute of Technology Department of Applied Physics with a Bachelor's degree and is a Distinguished Member of the Chinese Academy of e-government experts.  In October 2009, he won the "China Outstanding Innovative Entrepreneur" award.

Since March 2003 to the present, he has served as a Director of the sub-center for the State Government Online Project Service Center in Shenzhen and since August 2011 he has also served as honorary vice president of Sichuan Vocational Institute of Media Culture and Media Department of visiting professors.

Mr. Liu Jun also currently serves on the Expert Committee of E-commerce for several Universities and is Honorary Vice Headmaster and visiting professor in Shi Chuan Culture and Media College.

From November 2014 to June 2015 he served as President and sole director of Yinfu Gold Corporation, which is an internet financial company listed in the OTC Markets and focuses on the peer-to-peer lending industry.  Mr. Liu Jun was responsible for all aspects of the Company's operations, management and financing.  He will continue to assist the Company as an honorary chairman.

From May 2008 to December 2009 he served as Chairman and President of Morgan Networks one of the first online shopping centers in China.  In December of 2008, Morgan Networks launched a new service product: Morgan RTGS (Real Time Gross Settlement) system.  It solved the problem of the delay in the settlement of payments to each business party and promoted the efficiency of cash settlement.  Mr. Liu Jun served as chairman and chief executive at Morgan network and was responsible for the company's operations and management as well as dealing directly with foreign and institutional investors.

Beginning in December 2001 he funded and founded a startup e-commerce company called the B2B.cn Group.  Within six years it had developed into a company with twelve branches and two thousand employees.  In December 2007, it was acquired by the Softbank SAIF Investment Company.  He was responsible for all aspects of the company's management, organization, planning and guidance.

In December 2000, he was appointed as head of marketing at Alibaba Group.  Alibaba was founded in 2000 and soon began to open branches around China.  As market head, Liu Jun opened Alibaba's first branch offices in Southern China.  He served in that position until December 2001.

In February 2000, Liu Jun was appointed as the vice president of the ZhongHua Unit Network, an information company providing various types of supply and demand information for Chinese enterprises.  Three months later in May 2000, he was promoted as president.  He was responsible for the overall management of the company's operations, and China national markets.  He served with the company until December 2000.

From January 1999 to February 2000, he was the project manager and assistant to the president for the inauguration of the Dongli Group, one of China's largest Internet companies.  His function was to assist the president with daily work management and internal and external coordination and supervision of all projects.

Peng Tao
Mr. Peng Tao received his Bachelor's Degree in Computer Science and Technology and Software Engineering from Hunan Institute of Science and Technology in October 2010.

From November 2014 to present, he served as the Chief Technical Officer of Yinfu Gold Corporation, which is an internet financial company listed in the OTC Markets and focuses its business on peer-to-peer lending industry.  Mr. Peng Tao was responsible for scientific and technological issues within the Company.

From November 2010 to November 2014, he served as Director of Technical Department of Shenzhen Shangyuan E-commerce Technology Co., Ltd.  Mr. Peng Tao was responsible for software development and department management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I IN THE SKY, INC.

/s/ Liu Jun
Liu Jun, President